Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656
t: +1 703 456 8000 f: +1 703 456 8100 cooley.com

Katie Kazem T: +1 703 456 8043 kkazem@cooley.com

November 12, 2025

Vor Biopharma Inc.

500 Boylston Street, Suite 1350

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as counsel to Vor Biopharma Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 11,500,000 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), including up to 1,500,000 Shares that may be sold pursuant to the exercise of an option to purchase additional Shares, pursuant to the Registration Statement on Form S-3 (File No. 333-285969) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”) and the prospectus supplement with respect to the Shares filed with the Commission pursuant to Rule 424 under the Securities Act (together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s certificate of incorporation and bylaws, each as currently in effect, and such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, in reliance thereon and subject to the qualifications set forth herein, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

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Cooley LLP Reston Town Center 11951 Freedom Drive 14th Floor Reston, VA 20190-5656
t: +1 703 456 8000 f: +1 703 456 8100 cooley.com

Vor Biopharma Inc. November 12, 2025 Page 2

We consent to the reference to our firm under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission for incorporation by reference into the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Cooley LLP

By: /s/ Katie Kazem

Katie Kazem